People’s Utah Bancorp Announces

THIRD Quarter 2016 Quarterly dividend

American Fork, UTAH (October 19, 2016) — People’s Utah Bancorp (Nasdaq: PUB) announced today that its Board of Directors declared a 14.3% increase in its quarterly dividend to $0.08 per common share. The dividend is payable November 14, 2016 to shareholders of record on November 1, 2016.

About People’s Utah Bancorp

People’s Utah Bancorp is the holding company for People’s Intermountain Bank with 18 locations in two banking divisions, Bank of American Fork and Lewiston State Bank and one leasing division, GrowthFunding Equipment Finance. The bank has been serving communities in Utah and southern Idaho for more than 100 years. PUB is committed to preserving the community bank model with a full range of bank products and technologies. More information about PUB is available at www.peoplesutah.com.

Investor Relations:

Wolfgang T. N. Muelleck

Executive Vice President/Chief Financial Officer

1 East Main Street

American Fork UT 84003

investorrelations@peoplesutah.com

Phone: 801-642-3998